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Exhibit 10.0 (a)

Executive Arrangements
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              On February 18, 1997, the Management Development, Compensation and
Nominating Committee of the Board of Directors approved an arrangement to pay Steven L. Siemborski, Sr. V.P. & Chief Financial Officer and Glen W. Lindemann, President of Scott Aviation (at the time) a bonus for serving in the Office of the Chairman. This arrangement provided for each executive to be paid a guaranteed amount equal to $12,500 per month served (one-half of the bonus the former C.E.O. would have received at the conclusion of the year if performance targets were achieved "at plan"). This arrangement covered the period beginning on February 1, 1997 and ending on the last day of the month in which the Chief Executive Officer was appointed.